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WASHINGTON PRIME GROUP INC.
EMPLOYEE RESTRICTED STOCK UNIT AWARD AGREEMENT
(For Employee with Employment Agreement)
This Restricted Stock Unit Award Agreement (“Agreement”) made as of __________, 2017 (the “Award Date”) among Washington Prime Group Inc., an Indiana corporation (the “Company”), its subsidiary, Washington Prime Group, L.P., an Indiana limited partnership and the entity through which the Company conducts substantially all of its operations (the “Partnership”), and the individual listed as participant on the signature page hereto (the “Participant”).
Recitals
A.The Participant is an employee of the Company or one of its Affiliates and provides services to the Partnership.

B.The Partnership has adopted the Partnership’s 2014 Stock Incentive Plan (as further amended, restated or supplemented from time to time hereafter, the “Plan”) to provide, among others, employees of the Partnership or an Affiliate (including the Company) with equity-based incentives to maintain and enhance the performance and profitability of the Partnership and the Company. Capitalized terms used herein without definitions shall have the meanings given to those terms in the Plan unless otherwise indicated.

C.Reference is made to the [Amended and Restated] Employment Agreement between the Participant and the Company dated as of ___________, ____ (the “Employment Agreement”). This Award is intended to comply with the terms of the Employment Agreement, this Agreement and the terms of the Plan, and if there are any inconsistencies or ambiguity between (x) the same, then the terms of the Plan shall control, or (y) the Employment Agreement and this Agreement, then this Agreement shall control. The parties hereby acknowledge and agree that this Award is in complete satisfaction of the Company’s obligations under Section _______ of the Employment Agreement.

D.This Agreement evidences an award (the “Award”) of the number of Restricted Stock Units specified in Section 2 of this Agreement, as approved by the Committee.

NOW, THEREFORE, the Company, the Partnership and the Participant agree as follows:
1.Administration; Incorporation of the Plan. This Award shall be administered by the Committee which has the powers and authority as set forth in the Plan. The Committee will make the determinations and certifications required by this Award as promptly as reasonably practicable following the occurrence of the event or events necessitating such determinations or certifications. The provisions of the Plan are hereby incorporated by reference as if set forth herein. Should there be any conflict between the terms of this Agreement on the one hand, and the Plan on the other hand, the terms of this Agreement shall prevail.

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2.Award.

(a)Grant of RSUs. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Participant is hereby granted _______ Restricted Stock Units as of the Award Date. Each Restricted Stock Unit represents a conditional right to receive one share of Common Stock.

(b)Vesting. The Restricted Stock Units granted hereunder will vest and become nonforfeitable with respect to one-third of the Award on each of the first, second and third anniversaries of the Award Date (each such date, a “Vesting Date”), provided that the Participant is employed by the Company through the applicable Vesting Date and is in continued compliance with the provisions of Section __ of the Employment Agreement. Unless otherwise determined by the Board or the Committee, and except as set forth in the following paragraph hereof, upon a termination of the Participant’s employment with the Company for any reason prior to the third anniversary of the Award Date, all of the then unvested Restricted Stock Units granted hereunder shall be forfeited without any consideration, and the Participant shall have no further rights thereto.

Notwithstanding the foregoing, in the event of a termination of Participant’s employment with the Company prior to the third anniversary of the Award Date, Participant’s then unvested Restricted Stock Units shall be forfeited or vest in accordance with the applicable provisions of Sections __ and __ of the Employment Agreement, and in the event of a Change in Control, Participant’s then unvested Restricted Stock Units shall be treated in the manner set forth in Section __ of the Employment Agreement.
(c)Settlement. As soon as practicable following the applicable Vesting Date (but in no event later than March 15th of the calendar year following the calendar year in which the applicable Vesting Date occurs), subject to Section 4 (pertaining to withholding of taxes), the Company shall deliver to the Participant one share of Common Stock in respect of each of the Restricted Stock Units that vested as of such Vesting Date free of any restrictions.

3.Restrictions. Subject to any exceptions set forth in the Plan, no Restricted Stock Unit granted hereunder may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution. Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition in violation of the provisions of this Section 3 will be null and void and any Restricted Stock Unit which is hedged in any manner will immediately be forfeited. All of the terms and conditions of the Plan and this Agreement will be binding upon any permitted successors and assigns. Except as provided in Section 5 of this Agreement, a Restricted Stock Unit shall not entitle the Participant to any incidents of ownership (including, without limitation, dividend and voting rights) in any Share until the Participant is issued the Share to which such Restricted Stock Unit relates pursuant to Section 2(c) hereof.

4.Tax Withholding. No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal, state, local or foreign income tax purposes with respect to any Restricted Stock Units, the Participant will pay to the Company or make arrangements satisfactory to the Company regarding the payment of any United States federal, state or local or foreign taxes of any kind required by law to be withheld with respect to the Restricted Stock Units. The obligations of the Company under this Agreement shall be conditioned on compliance by the Participant with this Section 4, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment

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otherwise due to the Participant, including deducting such amount from the delivery of Shares issued upon settlement of the Restricted Stock Units, that gives rise to the withholding requirement.

5.Dividend Equivalent Rights. So long as the Award is outstanding, the Participant shall be paid dividend equivalent payments equal to the regular cash dividends paid on the shares of Common Stock covered by this Award as if such Shares had been delivered pursuant to such Award, notwithstanding that such Shares are in respect of unvested Restricted Stock Units, provided such Restricted Stock Units shall not theretofore have been forfeited pursuant to the terms of the Award. Such amounts will be paid in cash at the same time as the applicable dividends are paid on shares of Common Stock. For the avoidance of doubt, the provisions of this Section 5 shall not apply to any extraordinary dividends or distributions. The Participant will have only the rights of a general unsecured creditor of the Company in respect of such dividend equivalent payments until paid as specified herein.

6.Tax Representations. The Participant hereby represents and warrants to the Company as follows:

(a)    The Participant has reviewed with the Participant’s own tax advisors the federal, state, local and foreign tax consequences of this Award and the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its employees or agents.
(b)    The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of this Award or the transactions contemplated by this Agreement.
7.Amendment. No amendment of this Agreement shall materially adversely impair the rights of the Participant without the Participant’s consent, except such an amendment made to comply with applicable law (including Applicable Exchange listing standards or accounting rules) or avoid the incurrence of tax penalties under Section 409A of the Code.

8.Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant’s beneficiary, if applicable.

9.Captions. Captions provided herein are for convenience only and shall not affect the scope, meaning, intent or interpretation of the provisions of this Agreement.

10.Severability; Entire Agreement. If any provision of the Plan or this Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions will not be affected thereby; provided that if any of such provision is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and this Agreement contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

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11.Governing Law; Choice of Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without reference to principles of conflict of laws. Venue for a dispute in respect of this Agreement shall be the federal courts located in Columbus, Ohio.

12.Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions thereof, and accepts the Restricted Stock Units subject to all of the terms and conditions of the Plan and this Agreement.

13.Section 409A. The amounts payable under this Agreement are intended to avoid the incurrence of tax penalties under Section 409A of the Code. This Agreement shall in all respects be administered in accordance with Section 409A of the Code. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may the Participant, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. Notwithstanding anything herein to the contrary, in the event that the Participant is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that would otherwise be payable and benefits that would otherwise be provided hereunder during the six-month period immediately following the Participant’s separation from service shall instead be paid, with interest in the case of cash payments (calculated at the applicable federal rate) determined as of the separation from service, or provided on the first business day after the date that is six months following the Participant’s separation from service; provided that, if the Participant dies following the Participant’s separation from service and prior to the payment of the any amounts delayed on account of Section 409A of the Code hereunder, such amounts shall be paid to the personal representative of the Participant’s estate within 30 days after the date of the Participant’s death.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the ___ day of __________, 2017.

WASHINGTON PRIME GROUP INC.,
an Indiana corporation

By:
Name:
Title:

WASHINGTON PRIME GROUP, L.P.,
an Indiana limited partnership

By:	Washington Prime Group Inc.,
an Indiana corporation, its general partner

By:
Name:
Title:

PARTICIPANT

By:
Name:

[Signature Page to WPG Employee RSU Award Agreement]